Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-68528, Form S-3 No. 333-75939, Form S-3 No. 333-87861, Form S-3 No. 333-51991, Form S-3 No. 333-111231 and Form S-3 No. 333-106761) of Hovnanian Enterprises, Inc. and in the related Prospectuses and in the Registration Statements (Form S-8 No. 333-113758, Form S-8 No. 333-106756, Form S-8 No. 333-92977, Form S-8 No. 333-56972, Form S-8 No. 033-36098, Form S-8 No. 002-92773, and Form S-8 No. 333-56640) of our report dated December 10, 2004, with respect to the consolidated financial statements of Hovnanian Enterprises, Inc. included in this Annual Report (Form 10-K) for the year ended October 31, 2004.

Ernst & Young LLP

New York, New York
January 12, 2005